Exhibit 99.1

Sono Group N.V. pro forma condensed consolidated Balance Sheet and Statement of Income as of and for the three months ended March 31, 2025

Proforma Condensed Consolidated Statements of Income (Loss)

	Three months ended March 31, 2025 (unaudited)	Pro Forma Adjustments		Pro Forma Combined Following Recapitalization
		mUSD 5 New Convertible Debenture (A)	Debt to Equity Conversion Adjustments (B)
	kEUR	kEUR	kEUR	kEUR
Revenue	26	-	-	26
Cost of goods sold	20	-	-	20
Gross profit	6	-	-	6
Cost of development expenses	(440)	-	-	(440)
Selling and distribution expenses	(240)	-	-	(240)
General and administrative expenses	(1,135)	-	-	(1,135)
Gain/(loss) on deconsolidation/reconsolidation	-	-	-	-
Other operating income / (exp)	3			3
Operating Income/(Loss)	(1,806)	-	-	(1,806)
Income/(expense) from changes in fair value of convertible debt carried at Fair value	10,331	-	-	10,331
Loss of foreign currency translation	312	-	-	312
Income/(Loss) before tax	8,837	-	-	8,837
Taxes on income	-	-	-	-
Deferred taxes on expense	-	-	-	-
Income/(Loss) for the period	8,837	-	-	8,837

Proforma Preliminary Condensed Consolidated Balance Sheets

	March 31, 2025 Unaudited	Pro Forma Adjustments		Pro Forma Combined following Recapitalization
		mUSD 5 New Convertible Debenture (A)	Debt to Equity Conversion Adjustments (B)
	kEUR	kEUR	kEUR	kEUR

ASSETS
Noncurrent assets
Property, plant and equipment	121	-	-	121
Right-of-use assets	617	-	-	617
Other financial assets	541	-	-	541
	1,279	-	-	1,279
Current assets
Inventory	348	-	-	348
Other financial assets	103	-	-	103
Other non-financial assets	-	-	-	-
Cash	801	462+2,387(A)	-	3,650
	1,252	2,849	-	4,101
Total assets	2,531	2,849	-	5,380

EQUITY AND LIABILITIES
Equity
Subscribed capital (ordinary & high voting)	48(D)	-	-	48
Capital and other reserves	298,699	-	37,807B)	336,506
Accumulated deficit	(312,591)	(19,653)(C)	-	(332,244)
Total Equity	(13,844)	(19,653)	37,807	4,310(E)

Current Liabilities
Lease Liability (Current 126k LT 491k)	617	-	-	617
Taxes payable	-	-	-	-
Subtotal	617	-	-	617

Financial liabilities	15,305	19,653(C)+2,849(A)	(37,807)(B)	-
Trade and other payables	451	-	-	451
Other liabilities	2	-	-	2
	16,375	22,502	(37,807)	1,070
Total equity and liabilities	3,031	2,849	-	5,380

A.	New Issuance of $5 Million Debenture Adjustment

As part of its strategic financial restructuring, Sono Group N.V. has entered into a Securities Purchase Agreement with Yorkville to issue a new secured convertible debenture with a principal amount of $5.0 million, subject to Nasdaq approving the Company’s requested uplisting to Nasdaq Capital Markets. Yorkville had advanced $2.0 million (1.9M Euros) of the $5.0 million as of 3/31/25, an additional $500k (462k Euros) was received on 4/24/25 with $2.5 million (2.387M Euros) still subject to Nasdaq Approval. In the cash section it reflects 462k Euros plus 2.387M Euros totaling 2.849M left as the company received $2M already as advances in Q1 2025 already reflected in the 3/31/25 balance sheet.

B.	Conversion of all existing debt to preferred equity

Sono Group N.V. signed an Exchange Agreement with Yorkville to convert the newly issued debenture, along with all other existing outstanding convertible debentures, into preferred equity. The total debt being exchanged amounts to approximately €37.8 million, including the €32.7 million of previously issued convertible debentures and the €5.0 million new debentures. Under the agreement, this notes payable will be converted into 1,242 newly issued preferred shares, each with a nominal value of €300. These shares are convertible into 30,000 ordinary shares post-implementation of the reverse stock split.

C.	Changes to the fair value in Convertible Notes Payable

The income from changes in fair value of convertible notes payable carried at Fair value of 19,653 is reversed as part of the exchange agreement when the actual value of the total convertible notes payable plus accrued interest is all converted to preferred equity.

D.	Change in Subscribed Capital

Change in subscribed capital is due to reverse split of 75 to 1 along with change in nominal value of ordinary and high voting shares.

E.	Net Equity Converted to US Dollars

Net Equity of 4.31M Euros is converted to $4.66M at an exchange rate as of the date as of 3/31/25 of 1.0815 from Euros to US Dollars.